EXHIBIT 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Reports Second-Quarter 2015 Results

•	Delivered record oil production in U.S.

•	Exceeded oil production expectations for fourth consecutive quarter

•	Reduced operating costs 8 percent year over year

•	Improved 2015 capital spending and operating cost outlook

OKLAHOMA CITY – Aug.4, 2015 – Devon Energy Corp. (NYSE:DVN) today announced core earnings of $320 million, or $0.78 per diluted share, for the second quarter of 2015. This compares with first-quarter 2015 core earnings of $89 million, or $0.22 per diluted share.

“Devon delivered another high-quality performance in the second quarter as we continued to realize significant operational improvements across our portfolio,” said Dave Hager, president and CEO. “Our oil-focused drilling programs in North America’s best resource plays achieved outstanding well performance, and we made substantial progress reducing well costs and operating expenses. This superior execution contributed to more than 30 percent growth in total oil production year over year and record oil output in the U.S., led by our Eagle Ford and Delaware Basin assets.”

“With current industry conditions, we are focused on maintaining flexibility in our capital programs,” Hager said. “To ensure this optionality, we have minimal exposure to long-term service contracts, no long-term project commitments and negligible leasehold expiration issues. This allows us to dynamically allocate capital to our highest-returning areas while balancing investment with cash flow. We believe this advantage, combined with our high-quality asset base and strong balance sheet, positions Devon as well as anyone in the E&P space.”

On a reported basis, due to a non-cash, full-cost ceiling charge, Devon had a net loss of $2.8 billion, or $6.94 per diluted share, for the second-quarter 2015. This compares with second-quarter 2014 reported net earnings of $675 million, or $1.64 per diluted share.

Oil Production Exceeds Expectations for Fourth Consecutive Quarter

Devon’s oil-driven capital program continued to deliver strong results in the second quarter of 2015. Total oil production averaged 270,000 barrels per day, a 32 percent increase compared to the second quarter of 2014. This result surpassed the midpoint of guidance by 5,000 barrels per day, marking the fourth consecutive quarter the Company has exceeded oil production expectations.

The most significant growth came from the Company’s U.S. operations, where oil production averaged a record high 172,000 barrels per day. This result was 35 percent higher than the year-ago quarter and exceeded the top end of guidance expectations by 2,000 barrels per day. Growth in U.S. production was largely attributable to the Company’s Eagle Ford and Delaware Basin assets. Net production in the Eagle Ford averaged 114,000 Boe per day in the second quarter, a 75 percent increase compared to the second quarter of 2014. In the Delaware Basin, led by outstanding results from the Bone Spring play, production increased to 64,000 Boe per day in the second quarter, a 40 percent increase compared to the year-ago period.

In Canada, net production from the Company’s heavy-oil projects reached an average 98,000 barrels of oil per day in the second quarter. Driven by the continued ramp-up of the Jackfish 3 facility, Canadian oil production increased 27 percent compared to the second quarter of 2014. Scheduled maintenance at the Company’s Jackfish 1 oil sands project limited production by approximately 11,000 barrels per day in the quarter.

In total, Devon’s production averaged 674,000 Boe per day during the second quarter of 2015. This result represents a 9 percent increase compared to the second quarter of 2014, with liquids accounting for 60 percent of the Company’s production mix.

Operations Report

For additional details on Devon’s E&P operations, please refer to the Company’s second-quarter 2015 Operations Report at www.devonenergy.com. Highlights from the report include:

•	Delaware Basin type curves improving

•	Eagle Ford produces best-in-class well results

•	Heavy oil output continues to grow while margins expand

•	Cana and Meramec plays generate high-rate wells

•	Powder River Basin delivers substantial growth rates

Upstream Revenue Increases 18 Percent; Midstream Profit Expands

Revenue from oil, natural gas and natural gas liquids sales totaled $1.6 billion, an 18 percent increase compared to the first quarter of 2015. The revenue growth was attributable to the increase in higher margin U.S. oil production combined with improved oil price realizations. These factors resulted in second-quarter oil sales increasing to more than 70 percent of Devon’s total upstream revenues.

Cash settlements related to oil and natural gas hedges increased revenue by nearly $500 million, or $8 per Boe in the second quarter. At the end of June, the Company’s remaining commodity hedges had a fair-market value of approximately $850 million. This attractive hedging position represents 55 percent of forecasted oil production and 45 percent of expected natural gas production for the remaining two quarters of 2015.

Devon’s midstream operating profit reached $225 million, which exceeded the Company’s guidance and was 16 percent higher than the first quarter of 2015. The increase in operating profit was driven by growth from EnLink Midstream.

Cost Reduction Initiatives Delivering Results

The Company has several cost reduction initiatives underway that positively impacted second-quarter results. Field-level operating costs, which includes both lease operating expenses and production taxes, declined 8 percent compared to the second quarter of 2014 to $11.05 per Boe. These cost savings were realized across all regions of Devon’s asset portfolio.

Significant general and administrative (G&A) cost savings also were achieved in the second quarter. G&A expenses totaled $212 million, which was below the low end of guidance and a 16 percent decline compared to the first quarter.

Based on year-to-date cost savings, Devon now anticipates its field-level operating costs and G&A to decline to around $14.50 per Boe for the full-year 2015. Compared to original guidance, this implies a full-year cost savings of around $400 million.

Balance Sheet and Liquidity Remain Strong

Operating cash flow in the second quarter, excluding the consolidation of EnLink Midstream, reached $1.0 billion. Combined with the sale of the Victoria Express Pipeline, EnLink secondary offering proceeds and EnLink partnership distributions, Devon’s second-quarter cash inflows totaled $1.3 billion.

Devon’s financial position remained exceptionally strong with investment-grade credit ratings and cash balances of $1.7 billion at the end of the quarter. The Company’s net debt, excluding non-recourse EnLink obligations, totaled $7.6 billion.

Production Outlook on Track; Additional Capital Cost Savings Expected

Detailed forward-looking guidance for the third quarter and full-year 2015 is provided later in the release. Given the strong year-to-date production performance, the Company is well positioned to deliver on its 2015 oil growth target of 25 to 35 percent. Devon also remains on track to increase top-line production by 5 to 10 percent.

The Company expects to achieve these attractive production growth targets with lower capital cost requirements. Since the beginning of the year, Devon has reduced projected 2015 capital spending by approximately $350 million.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Core earnings and net debt are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided later in this release.

Conference Call Webcast and Supplemental Earnings Materials

Please note that as soon as practicable today, Devon will post additional information, consisting of an operations report and management commentary with associated slides, to its website at www.devonenergy.com. The Company’s second-quarter 2015 conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, August 5, 2015, and will serve primarily as a forum for analyst and investor questions and answers.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements include those concerning strategic plans, expectations and objectives for future operations, and are often identified by use of the words “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; unforeseen changes in the rate of production from our oil and gas properties; uncertainties in future exploration and drilling results; uncertainties inherent in estimating the cost of drilling and completing wells; drilling risks; competition for leases, materials, people and capital; midstream capacity constraints and potential interruptions in production; risk related to our hedging activities; environmental risks; political changes; changes in laws or regulations; our limited control over third parties who operate our oil and gas properties; our ability to successfully complete mergers, acquisitions and divestitures; and other risks identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on a balanced portfolio. The Company is the second-largest oil producer among North American onshore independents. For more information, please visit www.devonenergy.com.

Investor Contacts

Howard Thill, 405-552-3693

Scott Coody, 405-552-4735

Shea Snyder, 405-552-4782

Media Contact

John Porretto, 405-228-7506

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION NET OF ROYALTIES

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Oil and bitumen (MBbls/d)
United States	172	128	170	112
Canada	98	77	101	78

Retained assets	270	205	271	190
Divested assets	—	4	—	10

Total	270	209	271	200

Natural gas liquids (MBbls/d)
United States	134	130	136	125
Divested assets	—	6	—	11

Total	134	136	136	136

Gas (MMcf/d)
United States	1,607	1,689	1,612	1,638
Canada	20	23	24	22

Retained assets	1,627	1,712	1,636	1,660
Divested assets	—	219	—	401

Total	1,627	1,931	1,636	2,061

Oil equivalent (MBoe/d)
United States	573	539	574	511
Canada	101	81	105	81

Retained assets	674	620	679	592
Divested assets	—	47	—	87

Total	674	667	679	679

KEY OPERATING STATISTICS BY REGION

	Quarter Ended June 30, 2015
	Avg. Production (MBoe/d)	Gross Wells Drilled	Operated Rigs at June 30, 2015
Permian Basin	113	61	14
Eagle Ford	114	55	—
Canadian Heavy Oil	101	10	1
Anadarko Basin	82	22	6
Barnett Shale	185	—	—
Rockies	27	21	2
Other assets	52	20	—

Total	674	189	23

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION TREND

	2014	2014	2014	2015	2015
	Quarter 2	Quarter 3	Quarter 4	Quarter 1	Quarter 2
Oil (MBbls/d)
Permian Basin	55	56	55	60	67
Eagle Ford	40	47	60	75	67
Canadian Heavy Oil	77	80	93	104	98
Anadarko Basin	11	10	10	9	10
Barnett Shale	2	2	2	1	1
Rockies	8	10	9	12	16
Other assets	12	11	10	11	11

Retained assets	205	216	239	272	270
Divested assets	4	3	—	—	—

Total	209	219	239	272	270

Natural gas liquids (MBbls/d)
Permian Basin	18	19	20	19	21
Eagle Ford	11	14	18	23	24
Anadarko Basin	31	34	34	30	24
Barnett Shale	55	54	53	51	49
Rockies	1	1	1	1	1
Other assets	14	16	15	15	15

Retained assets	130	138	141	139	134
Divested assets	6	5	—	—	—

Total	136	143	141	139	134

Gas (MMcf/d)
Permian Basin	134	136	137	137	152
Eagle Ford	88	109	127	143	146
Canadian Heavy Oil	23	26	23	28	20
Anadarko Basin	309	323	329	297	290
Barnett Shale	932	896	878	827	805
Rockies	67	66	58	53	62
Other assets	159	160	155	160	152

Retained assets	1,712	1,716	1,707	1,645	1,627
Divested assets	219	138	3	—	—

Total	1,931	1,854	1,710	1,645	1,627

Oil equivalent (MBoe/d)
Permian Basin	95	98	98	102	113
Eagle Ford	65	79	99	122	114
Canadian Heavy Oil	81	84	97	109	101
Anadarko Basin	93	98	100	88	82
Barnett Shale	212	205	201	191	185
Rockies	21	22	19	22	27
Other assets	53	54	50	51	52

Retained assets	620	640	664	685	674
Divested assets	47	31	1	—	—

Total	667	671	665	685	674

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

(average prices)

	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Oil ($/Bbl) - West Texas Intermediate (Cushing)	$57.78	$103.09	$53.33	$100.87
Natural Gas ($/Mcf) - Henry Hub	$2.65	$4.68	$2.82	$4.81

REALIZED PRICES

	Quarter Ended June 30, 2015
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$52.52	$10.31	$2.16	$24.18
Canada (1)	$36.49	$ N/M	$0.33	$35.33

Realized price without hedges	$46.69	$10.31	$2.13	$25.86
Cash settlements	$16.08	$—	$0.58	$7.83

Realized price, including cash settlements	$62.77	$10.31	$2.71	$33.69

	Quarter Ended June 30, 2014
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$95.71	$25.22	$4.19	$41.06
Canada (1)	$69.45	$ N/M	$1.56	$65.96

Realized price without hedges	$86.00	$25.13	$4.15	$44.12
Cash settlements	$(4.17)	$—	$(0.16)	$(1.78)

Realized price, including cash settlements	$81.83	$25.13	$3.99	$42.34

	Six Months Ended June 30, 2015
	Oil	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$47.74	$9.85	$2.31	$22.93
Canada (1)	$29.51	$ N/M	$0.79	$28.56

Realized price without hedges	$40.94	$9.85	$2.29	$23.80
Cash settlements	$18.59	$—	$0.55	$8.72

Realized price, including cash settlements	$59.53	$9.85	$2.84	$32.52

	Six Months Ended June 30, 2014
	Oil	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$93.96	$27.34	$4.26	$40.30
Canada (1)	$65.37	$50.17	$3.97	$53.26

Realized price without hedges	$82.10	$28.11	$4.23	$42.61
Cash settlements	$(3.19)	$—	$(0.25)	$(1.70)

Realized price, including cash settlements	$78.91	$28.11	$3.98	$40.91

(1)	The reported Canadian gas volumes include volumes that are produced from certain of our leases and then transported to our Jackfish operations where the gas is used as fuel. However, the revenues and expenses related to this consumed gas are eliminated in our consolidated financials.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Oil, gas and NGL sales	$1,587	$2,679	$2,926	$5,236
Oil, gas and NGL derivatives	(282)	(399)	12	(719)
Marketing and midstream revenues	2,088	2,230	3,720	3,718

Total operating revenues	3,393	4,510	6,658	8,235

Lease operating expenses	562	582	1,115	1,180
Marketing and midstream operating expenses	1,863	2,006	3,302	3,311
General and administrative expenses	212	189	463	400
Production and property taxes	116	150	224	287
Depreciation, depletion and amortization	814	828	1,744	1,567
Asset impairments	4,168	—	9,628	—
Restructuring costs	—	5	—	42
Gains and losses on asset sales	(1)	(1,057)	(1)	(1,072)
Other operating items	22	33	41	56

Total operating expenses	7,756	2,736	16,516	5,771

Operating income (loss)	(4,363)	1,774	(9,858)	2,464
Net financing costs	125	131	242	243
Other nonoperating items	(9)	89	3	107

Earnings (loss) before income taxes	(4,479)	1,554	(10,103)	2,114
Income tax expense (benefit)	(1,686)	854	(3,721)	1,085

Net earnings (loss)	(2,793)	700	(6,382)	1,029
Net earnings attributable to noncontrolling interests	23	25	33	30

Net earnings (loss) attributable to Devon	$(2,816)	$675	$(6,415)	$999

Net earnings (loss) per share attributable to Devon:
Basic	$(6.94)	$1.65	$(15.81)	$2.45
Diluted	$(6.94)	$1.64	$(15.81)	$2.44
Weighted average common shares outstanding:
Basic	411	408	411	408
Diluted	411	411	411	410

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net earnings (loss)	$(2,793)	$700	$(6,382)	$1,029
Adjustments to reconcile net earnings (loss)to net cash from operating activities:
Depreciation, depletion and amortization	814	828	1,744	1,567
Asset impairments	4,168	—	9,628	—
Gains and losses on asset sales	(1)	(1,057)	(1)	(1,072)
Deferred income tax expense (benefit)	(1,593)	569	(3,640)	777
Derivatives and other financial instruments	305	454	(125)	761
Cash settlements on derivatives and financial instruments	464	(191)	1,183	(245)
Other noncash charges	42	106	267	229
Net change in working capital	(189)	622	26	470
Change in long-term other assets	18	11	159	(77)
Change in long-term other liabilities	(134)	7	(110)	20

Net cash from operating activities	1,101	2,049	2,749	3,459

Cash flows from investing activities:
Capital expenditures	(1,432)	(1,758)	(3,149)	(3,341)
Acquisitions of property, equipment and businesses	(13)	(289)	(417)	(6,224)
Divestitures of property and equipment	6	2,800	8	2,942
Redemptions of long-term investments	—	—	—	57
Other	(8)	47	(5)	84

Net cash from investing activities	(1,447)	800	(3,563)	(6,482)

Cash flows from financing activities:
Borrowings of long-term debt, net of issuance costs	2,094	374	3,051	3,720
Net short-term debt repayments	(778)	(1,119)	(763)	(862)
Repayments of long-term debt	(1,034)	(2,413)	(1,521)	(3,990)
Stock option exercises	4	72	4	83
Sale of subsidiary units	85	—	654	—
Issuance of subsidiary units	2	20	4	20
Dividends paid on common stock	(98)	(99)	(197)	(189)
Distributions to noncontrolling interests	(65)	(41)	(118)	(141)
Other	—	12	(12)	9

Net cash from financing activities	210	(3,194)	1,102	(1,350)

Effect of exchange rate changes on cash	3	24	(43)	13

Net change in cash and cash equivalents	(133)	(321)	245	(4,360)
Cash and cash equivalents at beginning of period	1,858	2,027	1,480	6,066

Cash and cash equivalents at end of period	$1,725	$1,706	$1,725	$1,706

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30,	December 31,
	2015	2014
Current assets:
Cash and cash equivalents	$1,725	$1,480
Accounts receivable	1,602	1,959
Derivatives, at fair value	924	1,993
Income taxes receivable	9	522
Other current assets	470	544

Total current assets	4,730	6,498

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	77,191	75,738
Not subject to amortization	2,685	2,752

Total oil and gas	79,876	78,490
Midstream and other	10,354	9,695

Total property and equipment, at cost	90,230	88,185
Less accumulated depreciation, depletion and amortization	(62,406)	(51,889)

Property and equipment, net	27,824	36,296

Goodwill	6,349	6,303
Other long-term assets	1,703	1,540

Total assets	$40,606	$50,637

Current liabilities:
Accounts payable	$1,035	$1,400
Revenues and royalties payable	1,095	1,193
Short-term debt	670	1,432
Deferred income taxes	346	730
Other current liabilities	852	1,180

Total current liabilities	3,998	5,935

Long-term debt	11,375	9,830
Asset retirement obligations	1,391	1,339
Other long-term liabilities	782	948
Deferred income taxes	2,909	6,244
Stockholders’ equity:
Common stock	41	41
Additional paid-in capital	4,736	4,088
Retained earnings	10,018	16,631
Accumulated other comprehensive earnings	528	779

Total stockholders’ equity attributable to Devon	15,323	21,539
Noncontrolling interests	4,828	4,802

Total stockholders’ equity	20,151	26,341

Total liabilities and stockholders’ equity	$40,606	$50,637

Common shares outstanding	411	409

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATING STATEMENTS OF OPERATIONS

(in millions)

	Quarter Ended June 30, 2015
	Devon U.S. & Canada	EnLink	Eliminations	Total
Oil, gas and NGL sales	$1,587	$—	$—	$1,587
Oil, gas and NGL derivatives	(282)	—	—	(282)
Marketing and midstream revenues	985	1,274	(171)	2,088

Total operating revenues	2,290	1,274	(171)	3,393

Lease operating expenses	562	—	—	562
Marketing and midstream operating expenses	970	1,064	(171)	1,863
General and administrative expenses	184	28	—	212
Production and property taxes	104	12	—	116
Depreciation, depletion and amortization	716	98	—	814
Asset impairments	4,168	—	—	4,168
Gains and losses on asset sales	(1)	—	—	(1)
Other operating items	22	—	—	22

Total operating expenses	6,725	1,202	(171)	7,756

Operating income (loss)	(4,435)	72	—	(4,363)
Net financing costs	99	26	—	125
Other nonoperating items	—	(9)	—	(9)

Earnings (loss) before income taxes	(4,534)	55	—	(4,479)
Income tax expense (benefit)	(1,696)	10	—	(1,686)

Net earnings (loss)	(2,838)	45	—	(2,793)
Net earnings attributable to noncontrolling interests	1	22	—	23

Net earnings (loss) attributable to Devon	$(2,839)	$23	$—	$(2,816)

OTHER KEY STATISITICS

(in millions)

	Quarter Ended June 30, 2015
	Devon U.S. & Canada	EnLink	Eliminations	Total
Cash flow statement items:
Operating cash flow	$995	$106	$—	$1,101
Capital expenditures	$(1,243)	$(189)	$—	$(1,432)
Acquisitions of property, equipment and businesses	$—	$(13)	$—	$(13)
Sale of subsidiary units	$85	$—	$—	$85
EnLink distributions received (paid) (1)	$236	$(301)	$—	$(65)
Balance sheet statement items:
Net debt(2)	$7,565	$2,755	$—	$10,320

(1)	Includes $171 million for the sale of the Victoria Express Pipeline.
(2)	Net debt is a Non-GAAP measure. For a reconciliation of the comparable GAAP measure, see “Non-GAAP Financial Measures” later in this release.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CAPITAL EXPENDITURES

(in millions)

	Quarter Ended June 30, 2015	Six Months Ended June 30, 2015
Exploration and development capital	$882	$2,208
Capitalized G&A and interest	116	223
Acquisitions	—	92
Midstream(1)	21	37
Corporate and other	14	41

Devon capital expenditures	$1,033	$2,601

(1)	Excludes $158 million and $672 million attributable to EnLink for the second quarter and first six months of 2015, respectively.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures (GAAP refers to generally accepted accounting principles). The Company must reconcile the Non-GAAP financial measure to related GAAP information.

CORE EARNINGS

(in millions)

Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the Company’s financial results. Accordingly, the Company also uses the measures of core earnings and core earnings per diluted share. Devon believes these non-GAAP measures facilitate comparisons of its performance to earnings estimates published by securities analysts. Devon also believes these non-GAAP measures can facilitate comparisons of its performance between periods and to the performance of its peers. The following table summarizes the effects of these items on second-quarter 2015 earnings.

	Quarter Ended June 30, 2015
	Before-Tax	After-Tax
Net loss attributable to Devon (GAAP)		$(2,816)
Asset impairments	4,168	2,646
Fair value changes in financial instruments and foreign currency	761	490

Core earnings attributable to Devon (Non-GAAP)		$320

Diluted share count		414
Core diluted earnings per share attributable to Devon (Non-GAAP)		$0.78

NET DEBT

(in millions)

Devon defines net debt as debt less cash and cash equivalents and net debt attributable to the consolidation of EnLink Midstream as presented in the following table. Devon believes that netting these sources of cash against debt and adjusting for EnLink net debt provides a clearer picture of the future demands on cash from Devon to repay debt.

	June 30, 2015
	Devon U.S. & Canada	EnLink	Devon Consolidated
Total debt (GAAP)	$9,218	$2,827	$12,045
Less cash and cash equivalents	(1,653)	(72)	(1,725)

Net debt (Non-GAAP)	$7,565	$2,755	$10,320

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

PRODUCTION GUIDANCE

	Quarter 3		Full Year
	Low	High	Low	High
Oil and bitumen (MBbls/d)
United States	155	165	160	170
Canada	105	115	100	110

Total	260	280	260	280

Natural gas liquids (MBbls/d)
United States	125	135	128	134
Gas (MMcf/d)
United States	1,500	1,550	1,550	1,600
Canada	15	20	15	20

Total	1,515	1,570	1,565	1,620

Oil equivalent (MBoe/d)
United States	530	558	546	571
Canada	108	118	103	113

Total	638	676	649	684

PRICE REALIZATIONS GUIDANCE

	Quarter 3		Full Year
	Low	High	Low	High
Oil and bitumen - % of WTI
United States	84%	94%	85%	95%
Canada	58%	68%	53%	63%
NGL - realized price	$7	$12	$6	$16
Natural gas - % of Henry Hub	78%	88%	78%	88%

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

OTHER GUIDANCE ITEMS

($ millions, except Boe)

	Quarter 3		Full Year
	Low	High	Low	High
Marketing & midstream operating profit	$195	$225	$830	$890
Lease operating expenses per Boe	$8.90	$9.40	$8.80	$9.30
General & administrative expenses per Boe	$3.40	$3.70	$3.40	$3.90
Production and property taxes as % of upstream sales	6.7%	7.7%	6.7%	7.7%
Depreciation, depletion and amortization per Boe	$12.50	$13.50	$13.00	$14.00
Other operating items	$15	$20	$60	$80
Net financing costs	$130	$140	$480	$540
Current income tax rate	0.0%	5.0%	0.0%	5.0%
Deferred income tax rate	30.0%	35.0%	30.0%	35.0%

Total income tax rate	30.0%	40.0%	30.0%	40.0%

Net earnings attributable to noncontrolling interests	$10	$30	$50	$100

CAPITAL EXPENDITURES GUIDANCE

(in millions)

	Quarter 3		Full Year
	Low	High	Low	High
Exploration and development	$900	$1,000	$3,900	$4,100
Capitalized G&A and interest	100	120	380	480
Midstream(1)	10	20	70	120
Corporate and other	15	25	60	110

Devon capital expenditures	$1,025	$1,165	$4,410	$4,810

(1)	Excludes capital expenditures related to EnLink.

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

COMMODITY HEDGES

	Oil Commodity Hedges
	Price Swaps		Price Collars			Call Options Sold
Period	Volume (Bbls/d)	Weighted Average Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Price ($/Bbl)
Q3-Q4 2015	106,000	$90.85	42,000	$82.40	$89.78	28,000	$116.43

	Oil Basis Swaps
Period	Index	Volume (Bbls/d)	Weighted Average Differential to WTI ($/Bbl)
Q3-Q4 2015	Western Canadian Select	40,000	$ (15.79)

	Natural Gas Commodity Hedges
	Price Swaps		Price Collars			Call Options Sold
Period	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Floor Price ($/MMBtu)	Weighted Average Ceiling Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)
Q3-Q4 2015	250,000	$4.32	462,500	$3.55	$3.85	550,000	$5.09

Devon’s oil derivatives settle against the average of the prompt month NYMEX West Texas Intermediate futures price. Devon’s natural gas derivatives settle against the Inside FERC first of the month Henry Hub index.